Exhibit 10.1

ANTHERA PHARMACEUTICALS, INC.

June 15, 2018

PERSONAL AND CONFIDENTIAL

J. Craig Thompson

Re:	Adjustment to Terms of Employment; Notice of Termination

Dear Craig:

This letter agreement memorializes the mutual agreement between you and Anthera Pharmaceuticals, Inc. (the “Company”) regarding your continued employment with the Company.  Except as provided herein, the terms of your Amended and Restated Employment Agreement with the Company, dated  January 5, 2018 (the “Employment Agreement”) shall remain in full force and effect.  All capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement.  Please sign and return this letter agreement to me no later than Monday, June 18, 2018 to acknowledge your agreement to these terms.

1.     Duties and Time Commitment.  From June 15, 2018 through June 30, 2018 (the “Transition Period”), you shall only be required to devote 20% of your working time and efforts to the business and affairs of the Company.  During the Transition Period you may seek and commence outside employment (full-time or part-time), provided you continue to perform your responsibilities to the Company, remain in compliance with your obligations to the Company (e.g. nondisclosure) and provided further that any new employment does not otherwise create a conflict of interest with the Company.  You agree that these changes and any changes in your duties, responsibilities, or authorities during the Transition Period shall not trigger Good Reason.

2.     Base Salary. During the Transition Period your annualized base salary will be $92,000 (which is twenty percent of your current salary), less applicable withholdings; provided that for purposes of your severance eligibility as set forth in Section 5(b) of the Employment Agreement, your “Base Salary” shall be based on your full salary of $460,000. You agree that the reduction in your base salary during the Transition Period shall not trigger Good Reason.

3.     Separation of Employment. Your employment with the Company shall end effective as of June 30, 2018 (the “Separation Date”).  The separation of employment will be deemed a “Termination without Cause” consistent with Section 4(d) of your Employment Agreement.  Subject to your timely execution and non-revocation of a Separation Agreement and Release and your continued compliance with your contractual obligations to the Company, you will be entitled to the severance benefits set forth in Section 5(b) of the Employment Agreement.  This letter agreement shall be deemed the Notice of Termination for purposes of Section 4(f) of the Employment Agreement.  You agree to make yourself available for transitional and consulting services after the Separation Agreement.

J. Craig Thompson
June 15, 2018

4.     Entire Agreement.  Except as otherwise provided or referenced above, this letter agreement, constitutes the complete agreement and understanding between you and the Company concerning the subject matter hereof and supersedes all prior agreements, representations, negotiations, discussions and understandings (whether written, oral or implied) between you and the Company regarding such subject matter, except that the Employment Agreement (as modified herein) and the Confidentiality and Inventions Assignment Agreement shall remain in full force and effect.

Sincerely,

Paul F. Truex
Chairman of the Board of Directors

Accepted and Agreed:

/s/ J. Craig Thompson
J. Craig Thomson

Dated:  June 15, 2018